Exhibit 99.1

NUVERRA 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR THE YEAR ENDED DECEMBER 31, 2014 AND
FROM INCEPTION (AUGUST 1, 2013) TO DECEMBER 31, 2013

NUVERRA 401(k) PLAN
TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	3
Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	4
Statements of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2014 and From Inception (August 1, 2013) to December 31, 2013	5
Notes to Financial Statements	6
Supplemental Schedule	13
Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)	13

Report of Independent Registered Public Accounting Firm
Employee Benefits Administrative Committee
Nuverra 401(k) Plan
Scottsdale, Arizona

We have audited the accompanying statements of net assets available for benefits of Nuverra 401(k) Plan (the Plan) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the year ended December 31, 2014 and the period from inception (August 1, 2013) to December 31, 2013. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Nuverra 401(k) Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 and the period from inception (August 1, 2013) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of assets (held at end of year) (supplemental information) has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ CliftonLarsonAllen LLP

Phoenix, Arizona
June 24, 2015

NUVERRA 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2014	2013
ASSETS

INVESTMENTS (at Fair Value)
Collective Fund	$492,381	$709,420
Mutual Funds	21,296,209	15,954,642
Equities	1,798,678	424,039
Total Investments	23,587,268	17,088,101

RECEIVABLES
Company Match Contributions	1,234,194	938,794
Notes Receivable from Participants	1,014,195	679,332
Total Receivables	2,248,389	1,618,126

Total Assets	25,835,657	18,706,227

LIABILITIES

PAYABLES
Administrative Expenses Payable	19,988	16,868
Excess Contributions Payable	—	20,201
Total Liabilities	19,988	37,069

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	25,815,669	18,669,158

Adjustment from Fair Value to Contract Value for
Fully Benefit-Responsive Investment Contracts	(6,831)	(5,630)

NET ASSETS AVAILABLE FOR BENEFITS	$25,808,838	$18,663,528

NUVERRA 401(K) PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014 AND FROM INCEPTION (AUGUST 1, 2013)
TO DECEMBER 31, 2013

	2014	2013
ADDITIONS TO NET ASSETS ATTRIBUTED TO:

INVESTMENT (LOSS) INCOME
Net (Depreciation) Appreciation in Fair Value of Investments	$(1,689,743)	$760,637
Interest and Dividends	387,242	267,397
Total Investment (Loss) Income	(1,302,501)	1,028,034

INTEREST INCOME ON NOTES RECEIVABLE
FROM PARTICIPANTS	22,494	7,020

CONTRIBUTIONS
Employee 401(k) Deferral	6,243,526	2,459,354
Employee Roth Deferral	126,534	26,763
Rollover Contributions	1,221,422	—
Company Match	4,412,069	940,897
Total Contributions	12,003,551	3,427,014

Total Additions	10,723,544	4,462,068

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

BENEFITS PAID TO PARTICIPANTS	3,482,239	846,923

EXCESS CONTRIBUTIONS PAYABLE	—	20,201

ADMINISTRATIVE EXPENSES	95,995	31,672

Total Deductions	3,578,234	898,796

NET INCREASE PRIOR TO TRANSFER	7,145,310	3,563,272
TRANSFER FROM OTHER PLAN	—	15,100,256
NET INCREASE	7,145,310	18,663,528

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of Period	18,663,528	—

End of Period	$25,808,838	$18,663,528

NUVERRA 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014

NOTE 1	DESCRIPTION OF PLAN
The following description of the Nuverra 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan that was established on August 1, 2013 to provide benefits to eligible employees. The Plan is subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Employee Benefits Administrative Committee is responsible for the oversight of the Plan.
Eligibility
Any employee who is at least eighteen years old shall be eligible to participate in the salary deferral arrangement in the Plan following completion of sixty days of service. Employees enter the Plan on the first day of the month following the completion of the eligibility requirement. Employees who were eighteen years old and employed on August 1, 2013 were automatically eligible to participate in the Plan.
Contributions
The Plan includes a salary deferral arrangement allowed under Section 401(k) of the Internal Revenue Code (IRC). Eligible participants are permitted to elect to have a percentage of their compensation contributed as pre-tax 401(k) or Roth contributions to the Plan. The Plan includes an auto-enrollment provision whereby all newly eligible employees are automatically enrolled in the Plan unless they affirmatively elect not to participate in the Plan. Automatically enrolled participants have their deferral rate set at 3% of eligible compensation, and their contributions invested in the designated default fund until changed by the participant. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions.
Nuverra Environmental Solutions, Inc. (“the Company”) may, at its discretion, elect to make a qualified matching contribution to the Plan. For the year ended December 31, 2014 and the five months ended December 31, 2013, the Company’s matching contribution was 100% of the first 3% of employee contributions and 50% of the next 2% of the employee contribution. In March 2015, the Company suspended its matching contribution to the Plan. The Company may re-establish its matching contributions any time at its discretion.
Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover). Participants direct the investment of contributions into various investment options offered by the Plan. Contributions are subject to certain Internal Revenue Service (IRS) limitations.

Participant Accounts
Each participant’s account is credited with the participant’s contributions, the Company’s matching contribution, and earnings or losses on the participant’s investments in the Plan. Participant accounts are charged with an allocation of administrative expenses that are paid by the Plan. Allocations are based on participant earnings or account balances, or participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.
Vesting
Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company matching contribution portion of their accounts, plus actual earnings thereon, is based on years of credited service. A participant is 100% vested after three years of credited service. Notwithstanding the above, a participant is fully vested upon reaching normal retirement age, death, or permanent disability.
Notes Receivable from Participants
Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. The notes are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through payroll deductions.
Benefit Payments
Upon termination of service, death, disability, or retirement, a participant may elect to receive the value of the vested interest in his or her account in the form of a lump sum distribution. The Plan allows for in-service distributions if a participant reaches age 65 and hardship distributions subject to Plan provisions. If a participant terminates employment and the participant’s account balance does not exceed $1,000, the Plan administrator will authorize the benefit payment without the participant’s consent.
Forfeited Accounts
Forfeited non-vested accounts are first used to reduce administrative expenses and then are used to reduce future Company contributions. Forfeited non-vested accounts as of December 31, 2014 and 2013 totaled $68,999 and $381,729, respectively. There were $76,602 and $245,000 of forfeitures used to pay administrative expenses (including accrued expenses) and employer contributions (including contributions receivable), respectively, for the year ended December 31, 2014. There were $25,275 and $665,569 of forfeitures used to pay administrative expenses (including accrued expenses) and employer contributions (including contributions receivable), respectively, for the five months ended December 31, 2013.
Diversification
Diversification is offered to participants so that they may have the opportunity to move the value of their investment in the Company’s stock into investments which are more diversified. Participants are entitled to make an election to diversify up to 100% of the value of the Company’s stock in their account.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements of the Plan are prepared on the accrual basis of accounting.
Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contract as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared using the contract value basis for fully benefit-responsive investment contracts.
Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Investment Valuation and Income Recognition
The Plan’s investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians, and insurance company. See Note 4 for discussion of fair value measurements.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2014 and 2013. If a participant ceases to make note repayments and the Plan administrator deems the participant note to be in default, the participant note balance is reduced and a benefit payment is recorded.

Benefit Payments
Benefits are recorded when paid.
Administrative Expenses
Certain expenses of maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Fees related to the administration of notes receivable from participants and benefit payments are charged directly to the participant’s account and are included in administrative expense. Investment-related expenses are included in net appreciation of fair value of investments.
Subsequent Events
The Plan Administrator has evaluated other events and transactions occurring after the date of the statement of net assets through the date the financial statements were issued, and noted no other events that were subject to recognition or disclosure.

NOTE 3	INVESTMENTS
The following presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2014 and 2013 were as follows:

	2014	2013
Vanguard Target Retirement 2030	$7,124,575	$5,161,668
Vanguard Target Retirement 2020	6,091,234	5,211,507
Vanguard Target Retirement 2040	3,569,859	2,682,374
Vanguard Target Retirement 2050	2,501,757	1,690,703
During 2014 and 2013, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) (depreciated) appreciated as follows:

	2014	2013
Collective Fund	$5,552	$5,502
Mutual Funds	489,859	727,808
Equities	(2,185,154)	27,327
Total Net (Depreciation) Appreciation in Fair Value of Investments	$(1,689,743)	$760,637

NOTE 4	FAIR VALUE OF INVESTMENTS
Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described as follows:
Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
Level 3: Inputs to the valuation methodology are unobservable and significant to the fair market value measurement.
The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value.
Mutual Funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV and to transact at that price). The mutual funds held by the Plan are deemed to be actively traded.
Collective Fund: Valued at the net asset value (NAV) of units of a bank collective trust. The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.
Company Common Stock Funds: Unitized employer stock funds which allow participants the benefits of being invested in Company common stock while allowing for daily trading, similar to a mutual fund. The fund is comprised of the underlying Company stock and a short-term cash component. The short-term cash component provides liquidity for daily trading. The value of a unit reflects the combined fair value of the underlying stock and fair value of the short-term cash position. The fair value of the common stock portion of the fund is based on the closing price as of the last day of the year of the stock on its primary exchange times the number of shares held in the fund. After determining the fair value of the stock portion of the fund, the fair value of the cash position, accrued dividends, expenses and/or other liabilities are calculated and the total (i.e. shareholder equity) is divided by the number of outstanding units. This is the daily net asset value (NAV).

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
Collective Fund:
Preservation Fund	$—	$492,381	$—	$492,381
Mutual Funds:
Target Date Funds	19,729,064	—	—	19,729,064
Fixed Funds	149,848	—	—	149,848
Growth Funds	438,510	—	—	438,510
Index Funds	348,845	—	—	348,845
International Funds	106,925	—	—	106,925
Value Funds	523,017	—	—	523,017
Total Mutual Funds	21,296,209	—	—	21,296,209
Common Stock:
Nuverra Environmental Solutions	1,798,678	—	—	1,798,678
Total Investments at Fair Value	$23,094,887	$492,381	$—	$23,587,268

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2013:

	Level 1	Level 2	Level 3	Total
Collective Fund:
Preservation Fund	$—	$709,420	$—	$709,420
Mutual Funds:
Target Date Funds	15,163,804	—	—	15,163,804
Fixed Funds	74,795	—	—	74,795
Growth Funds	237,747	—	—	237,747
Index Funds	115,344	—	—	115,344
International Funds	74,853	—	—	74,853
Value Funds	288,099	—	—	288,099
Total Mutual Funds	15,954,642	—	—	15,954,642
Common Stock:
Nuverra Environmental Solutions	424,039	—	—	424,039
Total Investments at Fair Value	$16,378,681	$709,420	$—	$17,088,101

The following tables set forth additional disclosures for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent) as of December 31, 2014:

	Fair Value	Unfunded	Redemption	Redemption
Investment Type	2014	Commitments	Frequency	Notice Period
Collective Fund:
Preservation Fund	$492,381	$—	Daily	Daily
The following tables set forth additional disclosures for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent) as of December 31, 2013:

	Fair Value	Unfunded	Redemption	Redemption
Investment Type	2013	Commitments	Frequency	Notice Period
Collective Fund:
Preservation Fund	$709,420	$—	Daily	Daily
The collective fund’s (the “Fund”) objective is to maintain safety of principal while obtaining a consistent, low volatility return superior to other high quality alternatives over a full interest rate cycle. To achieve this, the Fund actively manages a diversified portfolio of investment contracts, and the associated portfolio of the underlying assets. However, there is no assurance that this objective can be achieved. All investment contract issuers and securities utilized by the Fund must be rated investment grade by one of the Nationally Recognized Statistical Rating Organizations at the time of purchase.

NOTE 5	RISKS AND UNCERTAINTIES
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of the investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 6	PLAN TERMINATION
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the participants would become 100% vested in their Company contributions.

NOTE 7	PLAN TAX STATUS
The Plan is placing reliance on an opinion letter dated March 31, 2008 received from the IRS on the prototype plan indicating that the Plan is qualified under Section 401 of the IRC and is therefore not subject to tax under current income tax law. The prototype Plan has been amended since receiving the opinion letter. However, the Plan administrator believes that the Plan is designed, and is currently being operated, in compliance with the applicable requirements of the IRC and, therefore, believes that the Plan is qualified, and the related trust is tax-exempt.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8	PARTY-IN-INTEREST TRANSACTIONS
The plan investments are managed by Wells Fargo and include investments in Company common stock. Wells Fargo is the trustee as defined by the Plan and, therefore, the investment transactions qualify as party-in-interest transactions. Fees incurred by the Plan for the investment management services are included in net appreciation in fair value of the investment, as they are paid through revenue sharing, rather than a direct payment. The Plan sponsor pays directly any other fees related to the Plan’s operations. The quarterly administrative fees to maintain the Plan are paid to Wells Fargo either through forfeitures or directly by the Company.

NOTE 9	TRANSFER OF ASSETS INTO THE PLAN
The $15,100,256 of assets transferred into the Plan represents assets previously held in the Badlands Power Fuels LLC 401(k) Plan. In July of 2013, the Badlands Power Fuels LLC 401(k) Plan resolved to merge with and into the Plan. This change was effective as of August 1, 2013.

NOTE 10	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The differences between the information reported in the financial statements and the information reported on the Form 5500 arise primarily from presenting the financial statements on the accrual basis of accounting and Form 5500 on the cash basis.
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2014 and 2013:

	2014	2013
Net Assets Available for Benefits per the Financial Statements	$25,808,838	$18,663,528
Add: Administrative Expenses Payable	19,988	16,868
Add: Excess Contributions Payable	—	20,201
Less: Employer Match Receivable from Participants	(1,234,194)	(938,794)
Less: Deemed Distributions Not Yet Offset	—	(7,553)
Net Assets Available for Benefits per the the Form 5500	$24,594,632	$17,754,250
The following is a reconciliation of net increase per the financial statements to the Form 5500 for the year ended December 31, 2014 and from inception to December 31, 2013:

	2014	2013
Net Increase per the Financial Statements	$7,145,310	$3,563,272
Add: Current Year Administrative Expenses Payable	19,988	16,868
Less: Prior Year Administrative Expenses Payable	(16,868)	—
Add: Current Year Excess Contributions Payable	—	20,201
Less: Prior Year Excess Contributions Payable	(20,201)	—
Add: Other Differences	—	513
Less: Current Year Employer Contributions Receivable	(1,234,194)	(938,794)
Add: Prior Year Employer Contributions Receivable	938,794	—
Less: Current Year Deemed Distributions Not Yet Offset	—	(7,553)
Add: Prior Year Deemed Distributions Not Yet Offset	7,553	—
Net Increase per Form 5500	$6,840,382	$2,654,507

NUVERRA 401(K) PLAN
SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2014

(a)	(b)	(c)	(d)	(e)
	Identity of Issue,
	Borrower, Lessor or			Current
	Similar Party	Description of Investment	Cost **	Value
		Collective Fund:
*	Wells Fargo	Stable Return Fund N (at Contract Value)		$485,550

		Mutual Funds:
	Vanguard	Target Retirement 2030		7,124,575
	Vanguard	Target Retirement 2020		6,091,234
	Vanguard	Target Retirement 2040		3,569,859
	Vanguard	Target Retirement 2050		2,501,757
	Vanguard	Target Retirement 2010		441,639
	T. Rowe Price	Blue Chip Growth		292,601
	JP Morgan	Mid Cap Value (Instl)		236,811
	Goldman Sachs	Small Cap Value		150,399
	Metropolitan West	Total Return Bond I		149,848
	John Hancock	Disciplined Value R5		135,807
	Vanguard	Small Cap Index/Signal		122,161
	Harbor	International/Inst		106,925
	Vanguard	500 Index Fund/Signal		94,123
	Janus	Enterprise Fund Class I		90,552
	Vanguard	Mid-Cap Index/Signal		65,731
	Vanguard	Total Intl Stock Index Signal		59,601
	Artisan	Small Cap Fund		55,357
	Vanguard	Target Retirement Income		7,229
		Total Mutual Funds		21,296,209

		Common Stock:
*		Nuverra Environmental Solutions, Inc.		1,798,678

*	Participants	Participant Loans
		Rates at 3.25%		1,014,195

				$24,594,632

* Indicates Party-in-Interest
**Cost omitted for participant-directed accounts